FOR IMMEDIATE RELEASE

COMMUNITY WEST BANCSHARES ANNOUNCES RETIREMENT OF
BOARD MEMBER WILLIAM S. SMITTCAMP FOLLOWING 39 YEARS OF SERVICE

FRESNO, CALIFORNIA – February 20, 2026 – The Board of Directors of Community West Bancshares (“Company”) (NASDAQ: CWBC), the parent company of Community West Bank (“Bank”), announced today the retirement of Director William S. Smittcamp, effective March 31, 2026, following 39 years of distinguished service to the Company and the Bank.

Mr. Smittcamp joined the Board during the Bank’s early years and has worked alongside most of the original founders and all four of the Bank’s Chief Executive Officers. Over nearly four decades, he has provided continuity, institutional and business knowledge, and a steady commitment to the community banking principles upon which the Company was built.

“Bill’s service spans an extraordinary period in the Bank’s history,” said Daniel J. Doyle, Chairman of the Board. “From the Bank’s formative years through periods of growth and transformation, Bill has provided thoughtful counsel, steady leadership rooted in strong values, and a genuine appreciation for the role community banking plays in supporting local businesses and families. His understanding of Board governance, shaped by decades of experience in both industry and civic leadership, has strengthened this Company in lasting ways. On behalf of the entire Board, we are sincerely grateful for his leadership and friendship.”

Throughout his tenure, Mr. Smittcamp has been a highly engaged and influential Board member. He played an important role in Board recruitment and governance evolution, ensuring the Company maintained strong leadership while honoring its founding culture. He has consistently advocated for employees, clients, and the Bank’s unique markets, reinforcing the importance of relationship-driven service in every community served. During his service, Mr. Smittcamp served on and chaired numerous Board committees, most recently he has served on the Compensation, Nominating/Governance, and Retirement Committees.

Mr. Smittcamp currently serves as President, CEO, and owner of Wawona Frozen Foods, Inc., and as a principal in other family-related businesses. Founded by his father in 1963, Wawona Frozen Foods has grown into a global supplier, shipping more than 100 million pounds of frozen fruit products annually to major jam, pie, yogurt, ice cream, foodservice, and retail clients worldwide. Now in its third generation of leadership, Mr. Smittcamp has championed his children joining the business and advocated for next-generation leaders throughout the industry. Under his leadership, Wawona Frozen Foods, Inc., has become a recognized industry leader rooted in Central Valley agriculture.

“Bill brought a practical business perspective grounded in deep community roots and generational leadership experience to our Board. His long-standing involvement in agriculture and family enterprise contributed to the Board’s understanding of the needs of local industries and the importance of relationship-driven banking,” said James J. Kim, CEO of the Company and President and CEO of Community West Bank. “Equally important is the character he brings to every interaction. Bill takes the time to know our team, understand our markets, and support our mission. He leads with integrity, humility, and genuine care for people – qualities that have left a lasting mark on this organization.”

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Well-known throughout California’s Central Valley for his civic engagement and community stewardship, Mr. Smittcamp has served in numerous professional and volunteer leadership roles, including the Board of Trustees for Valley Children’s Healthcare, Garfield Water District, California Health Sciences University, and the Fresno State Foundation Board of Governors. His service has also included leadership positions with Every Neighborhood Partnership, the Sigma Chi Foundation, the California League of Food Processors, and the American Frozen Food Institute.

He earned his Bachelor of Science in Business Administration from California State University, Fresno, and is a proud “Bulldog.”

Mr. Smittcamp’ s distinguished career has been recognized with numerous honors, including Agriculturalist of the Year (Fresno Chamber of Commerce), the Leon S. Peters Award for leadership in business, integrity, philanthropy, and community service, the Frozen Food Hall of Fame (National Frozen & Refrigerated Foods Association), and multiple recognitions as a Best Family-Owned Business by The Business Journal.

About Community West Bank and Bancshares
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities by exceeding expectations at every opportunity, and opened its first Banking Center on January 10, 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking, and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and CEO of the Bank), Martin E. Plourd (President of the Company), Andriana D. Majarian (Lead Independent Director), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp, and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.communitywestbank.com.

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MEDIA CONTACT:
Debbie Nalchajian-Cohen
559-222-1322